Exhibit (d)(20)

Schedule A

To the Sub-Advisory Agreement

dated September 24, 2020,

As Amended April 1, 2023

Fund	Investment Strategy	Fee (annual rate based on average daily net assets)
Destinations International Equity Fund	International Value	[REDACTED]

THE ADVISER:

ORION PORTFOLIO SOLUTIONS, LLC,
d.b.a. Brinker Capital Investments

By:	/s/ Brian Ferko
Name: Brian Ferko
Title: Chief Compliance Officer

THE SUB-ADVISER:

MASSACHUSETTS FINANCIAL SERVICES COMPANY, d.b.a. MFS Investment Management

By:	/s/ Carol Geremia
Name: Carol Geremia
Title: President, Head of Global Distribution